Exhibit 10.20

RAMBUS INC.

DAVID MOORING EMPLOYMENT AGREEMENT

THIS AGREEMENT is effective as of January 14, 2004 (the “Effective Date”), by and between Rambus Inc. (the “Company”) and David Mooring (“Executive”).

RECITALS

A.	Executive is employed by the Company as President and is a member of the Board of Directors of the Company.

B.	On the Effective Date, Executive has resigned as President, but shall remain a Section 16 officer and member of the Board of Directors of the Company.

C.	The Company desires to retain Executive’s services as a Section 16 officer on a full-time basis through the period ending January 16, 2005, which period may be extended by mutual agreement of the parties (the “Full-Time Employment Term”) and afterwards as a part-time employee through the period of an additional twelve months, working a minimum of half-time (the “Part-Time Employment Term”), upon the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.    Term.    The term of this Agreement shall commence on the Effective Date and shall continue until all the payments due and all other obligations of the parties hereunder have been made or satisfied.

2.    Duties of Executive.

(a)    Full-Time Employment Term.    As of the Effective Date, Executive shall no longer be President, but will remain a Section 16 officer of the Company. During the Full-Time Employment Term, Executive shall devote his full-time during normal business hours to the Company, but with different duties than in prior years, whereby the Executive will no longer manage the Company’s operations, but instead shall focus on assisting the Company on licensing, corporate development and strategy, reporting to the Company’s Chief Executive Officer. During the Full-Time Employment Term, Executive’s compensation and other benefits shall be as provided in Section 3(a).

(b)    Part-Time Employment Term.    During the Part-Time Employment Term Executive agrees to perform services as a Section 16 officer, part-time employee working a minimum of half-time as is reasonably requested by the Company. During the Part-Time Employment Term, Executive’s schedule may be reduced below a minimum of half-time only by express written agreement with the Company. During the Part-Time Employment Term, Executive’s compensation and other benefits shall be as provided in Section 3(b)

3.    Compensation.

(a)    Full-Time Employment Term.

(i)    Cash Compensation.    While employed by the Company during the Full-Time Employment Term (i) Executive shall be paid a base salary equal to the Executive’s 2003 base salary and in accordance with the Company’s standard payroll practices, and (ii) Executive’s annual target bonus shall equal to the target bonus for Executive during 2003.

(ii)    Benefits.    While employed by the Company during the Full-Time Employment Term, Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, sabbaticals and similar plans or programs, subject, in each case, to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program.

(b)    Part-Time Employment Term.

(i)    Cash Compensation.    While employed by the Company during the Part-Time Employment Term (i) Executive shall be paid a base salary pro-rated against his 2004 full-time salary, based upon the percentage of full-time employment that Executive’s working schedule represents, and (ii) Executive’s annual target bonus shall also be subject to such pro rata treatment. Executive shall also receive, promptly following the termination of the Part-Time Employment Term, full payment for all accrued wages, including but not limited to, unused vacation days to which he is entitled pursuant to the Company policy.

(ii)    Benefits.    While employed by the Company during the Part-Time Employment Term, Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, sabbaticals and similar plans or programs, subject, in each case, to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program.

(c)    Stock Options and Common Stock Equivalents.    Subject to the accelerated vesting provisions of Section 4(b) below, Executive’s common stock equivalents and options to purchase the Company common stock shall be governed by the provisions of the applicable common stock equivalent and option agreements by and between Executive and the Company (the “Equity Compensation Agreements”). The vesting and exercisability of such common stock equivalents and options shall continue during the Full-Time Employment Term and the Part-Time Employment Term, in each case subject to Executive’s continued employment with the Company through the applicable vesting dates.

4.    Termination of Employment.

(a)    At-Will Employment.    Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment. Subject to the provision of any accelerated stock option vesting required under Section 4(b) hereof, Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without good cause or notice or for any or no cause, at the option of either the Company or Executive.

(b)    Severance Accelerated Vesting.    Subject to Executive executing and not revoking a release of claims in favor of the Company in substantially the form attached hereto as Exhibit A, in the event that prior to January 17, 2006 (the “Severance Period”) (i) Executive resigns for Good Reason or (ii) Executive’s employment is terminated (A) by the Company other than for (i) “Cause” or (B) upon Executive’s death or “Disability” (as such terms are defined herein) then Executive shall receive immediate accelerated vesting of the shares of the Company’s common stock subject to stock options that would otherwise have vested had Executive remained employed by the Company through the end of the Severance Period.

(c)    “Cause” Definition.    For the purposes of this Agreement, “Cause” shall mean (i) Executive is convicted of or pleas nolo contendere or guilty to a felony involving moral turpitude; (ii) Executive engages in conduct that constitutes willful gross misconduct, provided that no act or failure to act shall be considered “willful” under this definition unless Executive acted, or failed to act, with an absence of good faith and without a reasonable belief that Executive’s action, or failure to act, was in the best interest of the Company.

(d)    “Good Reason” Definition.    For the purposes of this Agreement, “Good Reason” means, without Executive’s consent, (i) a material reduction in Executive’s duties that is inconsistent with the duties set forth in Section 2(a) above or a change in Executive’s reporting relationship such that Executive no longer reports directly to the Chief Executive Officer; (ii) Executive no longer being a Section 16 officer of the Company during the Full-Time Employment Term or Part-Time Employment Term; (iii) any reduction in

Executive’s base annual salary or annual target bonus opportunity (other than in connection with a general decrease in the salary or target bonuses for all officers of the Company); (iv) material breach by the Company of any of its obligations hereunder; (v) a requirement by the Company that Executive relocate his principal office to a facility more than 50 miles from the Company’s current headquarters; or (vi) failure of any successor to assume this Agreement; provided, however that, Executive’s employment shall not be considered terminated for “Good Reason” above unless written notice stating the basis for the termination is provided to the Company and the Company is given thirty (30) days after receipt of such notice to cure the neglect or conduct that is the basis of such claim.

(e)    “Disability Definition.”    For the purposes of this Agreement, “Disability” shall mean that the Executive has been unable to perform with reasonable accommodation his duties as an employee of the Company (or any subsidiary thereof that employs the Executive at such time) as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

5.    Arbitration.

(a)    Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Santa Clara County, California under the Commercial Arbitration Rules, supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the “Rules”). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator(s) in any court having jurisdiction.

(b)    The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law, and the arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

(c)    The Company shall pay the costs and expenses of such arbitration, and each party shall pay its own counsel fees and expenses.

(d)    EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION 5, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EXECUTIVE’S RELATIONSHIP WITH THE COMPANY.

6.    Indemnification and Insurance.    The standard form of indemnification agreement for officers and directors that Executive has entered into and any fiduciary insurance maintained by the Company shall remain in effect to the same extent that said indemnification or fiduciary insurance remains in effect for all officers and directors of the Company.

7.    General Provisions.

(a)    Entire Agreement.    This Agreement, the Equity Compensation Agreements and the Employment, Confidential Information and Invention Assignment Agreement previously entered into by and between the represents the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

(b)    Successors.

(i)    Company Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “the Company” shall include any successor to the Company’s business and/or assets that agrees to assume the Company’s obligations hereunder or which becomes bound by the terms of this Agreement by operation of law.

(ii)    Executive’s Successors.    The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(c)    Conflicting Obligations.    Executive represents that he has not entered into, and will not enter into, any oral or written agreement in conflict herewith.

(d)    Counterparts.    This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

(e)    Governing Law; Consent to Personal Jurisdiction.    This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(f)    Other Activities.    Nothing herein shall preclude the Executive from (i) serving on the board of directors of a reasonable number of other corporations subject to the approval of the Company Board of Directors, which may not be unreasonably withheld; (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations; (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

RAMBUS INC.	DAVID MOORING

/s/ Rambus Inc.	/s/ David Mooring
Date: January 14, 2004	Date: January 14, 2004